Exhibit 99.1

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. consents to (i) the inclusion and description of our opinion letter dated July 14, 2021 to the Board of Directors of Reliant Bancorp, Inc. (the “Company”) included as Annex B to the proxy statement/prospectus relating to the proposed merger of the Company with and into United Community Banks, Inc., which forms a part of the Registration Statement on Form S-4 filed by United Community Banks, Inc. on the date hereof (the “Registration Statement”) and (ii) the references to our firm, and our opinion and the description or summarization of our opinion, included in such Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

Dated: October 6, 2021